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                                   EXHIBIT 21
                SUBSIDIARIES OF WALNUT FINANCIAL SERVICES, INC.


Walnut Capital Corp., a Delaware corporation
Universal Bridge Fund, Inc., a Delaware corporation (1)
Walnut Consulting, Inc., a Delaware corporation
Walnut Funds, Inc., a Delaware corporation
KLP Holdings, L.L.C., a Delaware limited liability company
Pacific Financial Services Corporation, a Washington corporation (2)


(1) Universal Bridge Fund, Inc. has one subsidiary: Universal Partners, L.P., an Illinois limited partnership

(2) Pacific Financial Services Corporation was acquired in January 1998.